EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal Year 2014 Year-End and 4th Quarter Results

Revenue Growth Outpaces the Industry

Company Strengthens Balance Sheet with Additional $10,555,000 in Cash, Cash Equivalents and Short and Long-Term Investments for the Year

	FY 14	FY 13	% Change
Revenues:	$58,045,000	$53,353,000	up 9%
Gross Profit:	$24,599,000	$21,990,000	up 12%
Pre-tax Income:	$8,614,000	$7,537,000	up 14%
Income Tax Expense:	$3,181,000	$2,803,000	up 13%
Net Income:	$5,433,000	$4,734,000	up 15%
Net Income per Diluted Share:	$0.40	$0.36	up 11%
  Balance Sheet: $33,125,000 in cash, cash equivalents and short and long-term investments at September 30, 2014 with no debt.

MINNEAPOLIS, Nov. 13, 2014 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its fiscal year 2014 and the fourth quarter of fiscal year 2014, which ended September 30, 2014.

Year to Date Performance

Revenue for fiscal year 2014 was $58,045,000 in comparison to $53,353,000 for fiscal 2013, an increase of 9%. Gross profit was $24,599,000 for fiscal 2014, in comparison to $21,990,000 for fiscal 2013, an increase of 12%. Gross margin for fiscal 2014 was 42.4% in comparison to 41.2% in fiscal 2013. Operating expenses were $16,081,000 for fiscal 2014, in comparison to $14,545,000 in fiscal 2013, an increase of 11%. Pre-tax income was $8,614,000, up $1,077,000, or approximately 14%, from fiscal year 2013 in which $7,537,000 was recorded. Income tax expense was $3,181,000 for fiscal 2014 compared to $2,803,000 for fiscal year 2013, an increase of $378,000, or approximately 13%. Net income was $5,433,000, or $0.40 per diluted share for fiscal 2014, compared to $4,734,000 or $0.36 per diluted share in fiscal year 2013, an increase of 15%. Nearly all of the tax expense recorded in fiscal 2014 and fiscal 2013 had a non-cash effect on the operating cash flow of the business. In fiscal 2014, net cash paid for income taxes was $361,000, compared to $154,000 in fiscal 2013.

4th Quarter Performance

Revenue for the fourth quarter 2014 was $14,321,000 in comparison to revenue of $19,039,000 for the fourth quarter 2013, a decrease of 25%. Gross profit was $5,897,000 for the fourth quarter of 2014, in comparison to $8,221,000 for the fourth quarter of 2013, a decrease of approximately 28%. Gross margin for the fourth quarter 2014 was 41.2%, versus 43.2% in the fourth quarter of fiscal 2013. Operating expenses were $4,225,000 for the fourth quarter 2014, in comparison to $4,408,000 for the fourth quarter of 2013, a decrease of approximately 4%. Pre-tax income was $1,697,000, a decrease of $2,139,000, or 56%, from $3,836,000 recorded in the fourth quarter of 2013. Income tax expense was $648,000 for the fourth quarter of fiscal year 2014 compared to $1,339,000 for the fourth quarter of fiscal year 2013. Net income was $1,049,000, or $0.08 per diluted share, for the fourth quarter 2014, compared to net income of $2,496,000, or $0.19 per diluted share, in the fourth quarter 2013, a decrease of 58%.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of September 30, 2014 totaled $3,340,000 in comparison to $3,326,000 as of June 30, 2014, reflecting an increase of $14,000, or less than 1%, and $8,638,000 as of September 30, 2013, reflecting a decrease of $5,298,000, or 61%. Cash and investments at September 30, 2014 totaled $33,125,000 in comparison to $22,570,000 as of September 30, 2013, reflecting an increase of $10,555,000. The Company has no long-term debt.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"Render Vanderslice, an industry analyst specializing in Fiber to the Home research, has reported that despite the many announcements from large carriers regarding upcoming Gigabit Broadband projects, and an increase in the number of homes to which fiber is marketed, the number of new homes connected to fiber broadband in 2014 continues at 1.3 million homes, flat with 2013 levels."

"Clearfield is outpacing these trends with a 9% overall growth for fiscal year 2014. Key to this growth has been a successful expansion of our entrance into markets outside of the U.S., with international sales in fiscal 2014 of $5.4 million, up 79% from the previous year."

"Revenues to our current largest customer were consistent with the overall industry trend, posting annual revenues of $12 million in fiscal years 2014 and 2013. However, this revenue was uneven, with the majority of the revenue appearing earlier in our fiscal year. Revenues from other customers were strong, with revenues in the fourth quarter increasing from $11.3 million in the fourth quarter of fiscal 2013 to $13.5 million in the fourth quarter of 2014, for a gain of 19%."

 "Uneven revenue may continue in the first half of 2015 and may be less than the first half of 2014. However, we anticipate posting year-end 2015 revenue consistent with the long-term compounded annual growth rate that Clearfield has experienced over the last five years. Render Vanderslice predictions call for the number of homes connected in 2015 to increase by more than 20% with the pace continuing to build in 2016. Moving forward, the expansion of our U.S. manufacturing capabilities and the addition of Mexican manufacturing operations will enhance our ability to meet the demand forecasted for the industry in the latter half of fiscal year 2015 and beyond."

Additional Information

To provide additional insight into Clearfield and our opportunities, we are initiating our first quarterly "FieldReport". This "virtual" conference call includes slides with embedded audio and can be accessed at this time on our website at www.clearfieldconnection.com by following the link to "Investor Relations" under "About Clearfield" or click www.clearfieldconnection.com/about-clearfield/investor-relations/field-reports.php.

Questions can be sent to IR@clfd.net. Those questions and our responses will be posted on the FieldReport IR page of www.Clearfieldconnection.com

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein and in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as " may," " will," " expect," " believe," " anticipate," " estimate" or " continue" or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company' s future revenue and operating performance, growth of the FTTH market, effectiveness of the Company's sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; the effectiveness of distributors and new selling channels; dependence on third-party manufacturers and the availability of raw materials, particularly fiber; the success of efforts to reduce expenses through manufacturing improvements and procurement; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax assets, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2013 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2014	2013	2014	2013

Revenues	$ 14,320,881	$ 19,038,581	$ 58,045,292	$ 53,353,080

Cost of sales	8,423,776	10,817,711	33,446,526	31,363,502

Gross profit	5,897,105	8,220,870	24,598,766	21,989,578

Operating expenses
Selling, general and administrative	4,225,453	4,407,560	16,080,640	14,544,843
Income from operations	1,671,652	3,813,310	8,518,126	7,444,735

Interest income	25,706	22,229	95,703	92,281
Income before income taxes	1,697,358	3,835,539	8,613,829	7,537,016

Income tax expense	647,978	1,339,171	3,180,978	2,803,172

Net income	$ 1,049,380	$ 2,496,368	$ 5,432,851	$ 4,733,844

Net income per share:
Basic	$0.08	$0.20	$0.42	$0.38
Diluted	$0.08	$0.19	$0.40	$0.36

Weighted average shares outstanding:
Basic	13,180,589	12,615,258	12,916,273	12,527,153
Diluted	13,695,290	13,384,401	13,601,594	13,078,939

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	September 30, 2014	September 30, 2013
Assets
Current Assets
Cash and cash equivalents	$ 18,191,493	$ 9,807,957
Short-term investments	6,632,000	5,992,000
Accounts receivable, net	5,027,856	7,837,543
Inventories	5,390,342	5,626,764
Other current assets	2,792,692	4,932,939
Total current assets	38,034,383	34,197,203

Property, plant and equipment, net	2,462,250	1,796,812

Other Assets
Long-term investments	8,302,000	6,770,000
Goodwill	2,570,511	2,570,511
Deferred taxes – long-term	156,622	810,573
Other	322,132	268,240
Total other assets	11,351,265	10,419,324
Total Assets	$ 51,847,898	$ 46,413,339

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$ 2,104,526	$ 2,627,764
Accrued compensation	2,749,080	3,522,907
Accrued expenses	247,658	163,531
Total current liabilities	5,101,264	6,314,202

Deferred rent	--	21,101
Total Liabilities	5,101,264	6,335,303
Commitment and contingencies
Shareholders' Equity
Common stock	137,430	129,743
Additional paid-in capital	56,036,989	54,808,929
Accumulated deficit	(9,427,785)	(14,860,636)
Total Shareholders' Equity	46,746,634	40,078,036
Total Liabilities and Shareholders' Equity	$ 51,847,898	$ 46,413,339
CONTACT: Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866